INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Accoona Corp. and Subsidiaries on Form S-1 of our report dated July 12, 2007, with respect to our audits of the consolidated financial statements of Accoona Corp. and Subsidiaries as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006 and 2005 and from February 24, 2004 (date of inception) to December 31, 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp
New York, New York
August 2, 2007